AMENDMENT TO
EMPLOYMENT AGREEMENT
THIS AMENDMENT TO EMPLOYMENT AGREEMENT (this "Amendment") is dated as of October 30, 2012 (the "Amendment Effective Date"), between YRC Worldwide Inc., a Delaware corporation (together with its successors and assigns, the "Company") and Jamie G. Pierson ("Executive").
WHEREAS, the Company and Executive entered into an Employment Agreement on November 3, 2011 (the "Original Agreement"), pursuant to which Executive is presently employed by the Company, and
WHEREAS, the Company and Executive have mutually determined that certain provisions of the Original Agreement are ambiguous and may not accurately and appropriately address all essential elements required to reflect the original mutual intent of the parties with respect to the impact of dilutive events on certain awards provided under the Original Agreement, and
WHEREAS, the Company and Executive desire to amend the terms of the Original Agreement as set forth herein,
NOW, THEREFORE, it is hereby agreed as follows:
1.    Terms. Capitalized terms used and not otherwise defined herein shall have the meanings given such terms in the Original Agreement.
2.    Amendments.
a.    Sections 4(a) and 4(b) of the Original Agreement are hereby deleted in their entirety as of the Amendment Effective Date and replaced with new Sections 4(a) and 4(b) as follows:
(a)    Restricted Stock Award. Provided Executive is still then employed, as soon as administratively feasible following (i) the date the shareholders approve the Company’s new management incentive plan (the "Plan") and (ii) the Company has effectuated the reverse stock split of the Company’s common stock (the "Grant Date"), Executive shall be granted a restricted stock award for a number of common shares equal to 0.3% (the "Initial Award Percentage") of the outstanding common stock of the Company, calculated on a Grant Date Fully-Diluted Basis (as defined in Section 4(g)), as of the Grant Date (the "Initial Award"). The Initial Award shall be subject in all respects to the terms of the applicable restricted stock award agreement evidencing the Initial Award and the Plan; provided, that, the Initial Award shall provide in part that 25% of the shares subject to such award shall be released from restriction and vest on January 1, 2013 and that an additional 25% of the shares subject to such award shall be released from restriction and vest on each of the second, third and fourth anniversaries of the Effective Date; provided, further, that, Executive is still then employed by the Company on each such date. In addition, subject to applicable legal and accounting restrictions, the Initial Award will provide that Executive may elect to satisfy his minimum income tax withholding obligations by having the Company withhold a sufficient number of shares with a fair market value equal to such withholding obligation. Executive will have an opportunity to review and provide input on the applicable restricted stock award agreement evidencing the Initial Award.
(b)     Performance Awards. Provided Executive is continuously employed the first day of the first calendar month following the end of the respective fiscal years, within ninety

(90) days following the end of each of the four completed fiscal years beginning with fiscal year 2012, Executive shall be granted a restricted stock award (each a "Performance Award") for a number of common shares up to 0.175% of the outstanding common stock of the Company, calculated based on a Subsequent Award Fully-Diluted Basis (as defined in Section 4(g) as of the applicable grant date for each Performance Award), if one or more pre-established performance goals for such completed fiscal year established by the Compensation Committee of the Board (the "Committee"), after consultation with Executive, have been achieved, as determined by the Committee. The final percentage of outstanding common stock, calculated on a Subsequent Award Fully-Diluted Basis as of a Performance Award’s grant date, for which each such Performance Award relates after the applicable level of performance goal achievement has been determined, is that Performance Award’s "Applicable Performance Award’s Percentage." A Performance Award shall be 50% vested upon the date of grant and 50% vested on the first anniversary of the date of grant; provided, that, Executive has not been terminated pursuant to Section 6(c) or Section 6(e)(i) prior to such anniversary or such grant date (but after remaining continuously employed as required pursuant to the beginning of this Section 4(b)), as applicable. In addition, subject to applicable legal and accounting restrictions, the Performance Award will provide that Executive may elect to satisfy his minimum income tax withholding obligations by having the Company withhold a sufficient number of shares with a fair market value equal to such withholding obligation. This Section 4(b) shall survive expiration of the Agreement for so long as is necessary to give effect thereto, although this survival clause shall not be construed as a guarantee of Executive’s employment for any particular period. The scheduled vesting of the Initial Award and the Performance Award(s) are set forth on Annex A hereto.
b.    A new Section 4(g) shall be added, effective as of the Amendment Effective Date, as follows:
(g)    Anti-Dilution Equity Adjustment Award. It is the intention of the parties hereto that, as of December 31, 2015 (such date being the last day of Executive's Term of Employment and disregarding for this purpose any potential agreed upon future extension thereof) (the "Equity Adjustment Date"), the number of shares eligible to be earned and received by Executive pursuant to the Initial Award and each Performance Award shall not be less than the sum of the Initial Award Percentage and each Applicable Performance Award's Percentage (such sum, the "Aggregate Awards' Percentage") of the total outstanding common stock of the Company, calculated on a Subsequent Award Fully-Diluted Basis, as of the Equity Adjustment Date. Accordingly, as of the Equity Adjustment Date, if due to an increase in the number of shares of outstanding common stock of the Company issued and issuable, calculated on a Subsequent Award Fully-Diluted Basis, the Aggregate Awards' Percentage relates to a percentage of the outstanding common stock of the Company, calculated on a Subsequent Award Fully-Diluted Basis, that is less than the number of shares that have been issued pursuant to the Initial Award and each Performance Award, provided Executive is continuously employed through the Equity Adjustment Date, Executive shall be granted within thirty (30) days of the Equity Adjustment Date an additional restricted award of common stock (an "Equity Adjustment Award"). The Equity Adjustment Award shall be as follows:

(i)     The Equity Adjustment Award shall be fully vested upon its date of grant;
(ii)    Subject to clause (iii) below, the number of shares of common stock granted to Executive pursuant to the Equity Adjustment Award shall be a number of shares such that the aggregate number of shares, when taking into account both the Equity Adjustment Award and all of the shares previously granted pursuant to the Initial Award and each of the Performance Awards, equals the Aggregate Awards' Percentage of the outstanding common stock of the Company, calculated on a Subsequent Award Fully-Diluted Basis, on the Equity Adjustment Date, with such Aggregate Awards' Percentage being measured immediately after the grant of such Equity Adjustment Award, rounded down to the nearest whole share; and
(iii)    Anything contained in this Section 4(g) to the contrary notwithstanding, no additional shares shall be issued in connection with the Equity Adjustment Award where the same additional shares would otherwise be issued pursuant to an adjustment otherwise made under the applicable equity plan of the Company.
For purposes of this Section 4:
(x) "Grant Date Fully-Diluted Basis" means, when calculating the number of outstanding shares of the Company's common stock as of the Grant Date, the number of shares of outstanding common stock of the Company (including outstanding restricted share grants), plus the aggregate number of shares of common stock of the Company that could be issued upon the conversion of all of the Company's Series A Notes and Series B Notes; and
(y) "Subsequent Award Fully-Diluted Basis" means, when calculating the number of outstanding shares of the Company's common stock as of each applicable grant date of a Performance Award or the Equity Adjustment Award, the number of shares of outstanding common stock of the Company (including outstanding restricted share grants), plus the aggregate number of shares of common stock of the Company that could be issued (A) upon the conversion of all remaining Company Series A Notes and Series B Notes, (B) pursuant to any equity award granted or eligible to be granted under a Company shareholder-approved equity plan or in connection with an employment inducement equity award, and (C) pursuant to any other options, warrants, rights, agreements, convertible notes, convertible preferred stock or other securities, or other obligations outstanding at such date.
c.     Section 5(d) of the Original Agreement is deleted in its entirety and substituted by the phrase "Intentionally Omitted."
d.     A new sentence is inserted after the first sentence of Section 3 of the Original Agreement, to read in its entirety as follows:
"On the Amendment Effective Date, the Company shall increase Executive's annualized Base Salary (as may be adjusted since the date of the Original Agreement) by twelve thousand U.S. dollars ($12,000), payable in accordance with the regular payroll practices applicable to senior executives of the Company."

3.    Original Agreement Continues. Other than as amended by this Amendment, the Original Agreement shall continue in full force and effect.
4.    Miscellaneous. This Amendment shall be governed by and construed in accordance with the laws of the State of Delaware. This Amendment may be executed in several counterparts, each of which is an original. It shall not be necessary in making proof of this Amendment or any counterpart hereof to produce or account for any of the other counterparts.
IN WITNESS WHEREOF, the parties have executed this Amendment on the date first above written.
YRC Worldwide Inc.    Executive

By     /s/ James L. Welch            /s/ Jamie G. Pierson
    James L. Welch        Jamie G. Pierson
    Chief Executive Officer